Exhibit 99.1

170 S. Warner Road
Wayne, Pa 19087
Telephone No.: (610) 995-1785
Fax No.: (610) 975-4365

Press Release

FOR IMMEDIATE RELEASE

Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

WILLOW FINANCIAL BANCORP, INC. ANNOUNCES

SECOND QUARTER EARNINGS

Wayne, Pennsylvania – (February 7, 2007) Willow Financial Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), reported net income of $2.5 million for the quarter ended December 31, 2006. Earnings per diluted share were $0.39 for the six months ended December 31, 2006 versus $0.38 for the same period ending December 31, 2005. Earnings per diluted share amounted to $0.17 for the quarter ended December 31, 2006, compared to $0.27 in the quarter ended December 31, 2005.  Included in the results for the quarter ended December 31, 2006 are severance and board retirement costs of approximately $519 thousand, or $0.02 per diluted share and expenses for branding initiatives of $170 thousand, or $0.01 per diluted share.

Donna M. Coughey, President and CEO of the Company said: “We’re pleased with the continued rise in core deposits, the second consecutive quarter of growth. Additionally, we saw growth in loan balances, concentrated in our construction and small business loan portfolios.  During the quarter, asset quality showed significant improvement as non-performing assets to total assets decreased to 0.64% at December 31, 2006 compared to 0.84% at September 30, 2006. Loans delinquent 30 days or more declined to 1.11% of the loan portfolio at December 31, 2006 compared to 1.45% at September 30, 2006. We believe the levels show strong asset quality in our portfolio. The Bank will continue to maintain discipline in the origination of loans, electing for a more measured loan growth in the short term rather than compromise on asset quality.”

Ms. Coughey continued, “The launch of a remote deposit capture product for commercial banking clients, enabling them to make deposits from their place of business has been successful.  Sales of the product have been continuous for the two months since it was introduced to the market.  The First Team strategy, which provides our commercial clients with a unified private banking, commercial and cash management relationship team, is proving to be beneficial to both customers and the Bank.  Pipelines in cash management and trust accounts have increased significantly, and the past quarter showed an

increase in the number of product sales and assets under management.   This success is most evident in our Wealth Management group, as the list of prospective asset management clients grew.   To date, $19 million has been awarded and the assets are in the process of being transferred to the Bank.  The new branding and branch reinvigoration campaigns, launched in September 2006, are having the desired effect.  The single brand is giving us more recognition in the marketplace and has helped to unify the Bank’s products and employees.”

Ms. Coughey further added, “Looking ahead to calendar year 2007, the inverted yield curve continues to pose a challenge, not only to Willow Financial, but to the industry as a whole.  A strong emphasis is being placed on increasing fee income, primarily through the sale of wealth management and cash management services.  It is also the primary reason behind our recent decision to acquire BeneServ, Inc., a health care benefits company specializing in meeting the needs of small and middle size companies.  Over the past three years, BeneServ has experienced annualized revenue growth of approximately 20%. We expect to close the acquisition in the current quarter and believe that we will be able to leverage the inherent synergies in the respective customer bases of BeneServ and the Bank.”

Ms. Coughey concluded, “ In January 2007, the Company announced a 2-year stock buyback program for up to 5% of shares outstanding.  Senior management and the Board believe this is a prudent use of capital at this time, and represents our confidence in the long-term financial prospects for Willow Financial Bancorp.”

Chief Financial Officer, Joe Crowley highlighted the following with respect to the Company’s results at and for the quarter ended December 31, 2006:

•                  Total assets declined approximately $14.0 million as compared to September 30, 2006 due principally to the reduction in the investment portfolio, which was partially offset by growth in the loan portfolio and interest-earning deposits;

•                  Net loans receivable increased by $6.4 million as compared to September 30, 2006, with the growth concentrated in the construction and small business loan portfolios.  The loan pipeline remains strong at December 31, 2006.

•                  During the quarter ended December 31, 2006, the Bank charged-off approximately $1.8 million with respect to the remaining balance of two commercial business loans to one borrower. This did not have an impact on earnings as the loans were placed on non-accrual status in the June 30, 2006 quarter and the appropriate provision for loan losses was recorded at that time. Sale of the collateral assets securing these loans will be concluded in the third quarter and the Bank will continue to aggressively pursue the underlying principals for the shortfall that will result from the collateral liquidation.

•                  Total deposits increased by approximately $9.1 million as compared to September 30, 2006. During the current quarter, money market accounts grew by  $7.1 million and NOW and demand deposits increased by $10.1 million. These increases were partially offset by a decline in the lower costing savings accounts of $5.1 million and $1.9 million in collateralized customer deposits;

•                  During the quarter, $24.9 million of Federal Home Loan Bank borrowings outstanding at September 30, 2006 were repaid with proceeds generated from investment securities repayments and sales as well as deposit growth. These borrowings as a percentage of total assets have been reduced to 14.3% at December 31, 2006 compared to 19.8% at December 31, 2005;

•                  Net income for the quarter was $2.5 million or $0.17 per diluted share;

•                  The net interest margin computed on a fully tax equivalent basis contracted to 3.32% from 3.49% for the quarter ended December 31, 2006 as compared to the quarter ended September 30, 2006. The contraction was greater than originally forecasted as a result of the lower than forecasted loan growth, continued competitive pricing pressures on deposits and the migration to higher costing money market deposit accounts.  The margin has stabilized in recent months as the net interest margin computed on a fully tax-equivalent basis was 3.29%, 3.29%, 3.29% and 3.37% for September, October, November and December 2006, respectively.

•                  Non-performing assets to total assets declined at December 31, 2006 to 0.64% as compared to 0.84% at September 30, 2006. Loans delinquent 30 days or more declined to 1.11% at December 31, 2006 as compared to 1.45% at September 30, 2006;

•                  Other income increased by approximately $748 thousand on a linked quarter basis, due primarily to a gain of $804 thousand ($0.03 per diluted share) on the unwinding of an interest rate corridor. Investment services income increased $100 thousand on a linked quarter basis due primarily to increased retail investment sales in the branch network. Loan fees and service charges declined by $133 thousand due principally to a reduction in overdraft shield fees resulting from reduced customer usage. Gains on sale of loans declined $58 thousand due to lower loan volumes in line with market conditions;

•                  Non-interest expense for the quarter ended December 31, 2006 totaled $11.1 million, an $818 thousand increase from the quarter ended September 30, 2006. The increase was due primarily to the above-mentioned severance and board retirement costs of $519 thousand.  During this same period $180 thousand in compensation expense was reversed.  This related to a Supplemental Executive Retirement Plan (“SERP”) for certain selected members of management that was accrued for at June 30,2006 and at that time, management recommended and the Board approved the discontinuance of the accrual for benefits under the plan.  Additionally, certain re-branding initiatives were accelerated during the quarter, resulting in increased advertising costs of $170 thousand or $0.01 per diluted share. As compared to the quarter ended December 31, 2005, occupancy and equipment expense increased $607 thousand during the quarter ended December 31, 2006 as a result of the rental expense incurred at the corporate headquarters building and rental expense associated with certain bank buildings sold in a sale/leaseback transaction.

The Company will host a conference call on Wednesday, February 7, 2007 at 10:30 a.m. Eastern Time to discuss second quarter fiscal 2007 results, followed by a brief question and answer session. All interested parties are invited to listen to the conference call, which will be broadcast through a webcast on the Company’s website. To access the call, please visit the Company’s website at www.wfbonline.com.

Interested parties may also participate by calling 973-935-8753at 10:25 a.m. Eastern Time on February 7, 2007, and referencing ID #8346938. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, February 21, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN is #8346938.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through February 7, 2008.

About Willow Financial Bancorp:

See What WillPower is Worth

Willow Financial Bancorp, Inc. (NASDAQ: WFBC), is the holding company for Willow Financial Bank, a growing community bank in Southeastern Pennsylvania with $1.5 billion in assets. With 29 convenient offices, Willow Financial Bank has a substantial community presence in Bucks, Chester, Montgomery, and Philadelphia Counties – some of the fastest-growing communities in Pennsylvania. The Bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments. Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners, through sophisticated commercial clients and high net-worth individuals. Headquartered in Wayne, Pa., Willow Financial Bank has the team, the resources and the sophisticated products to compete with any bank in the region. To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Financial Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Financial Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company’s future operations are discussed in the documents filed by Willow Financial Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Financial Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands)

	Unaudited
	December 31,	September 30,	June 30,
	2006	2006	2006
Assets
Cash in banks	$24,840	$27,306	$32,930
Interest-bearing deposits	26,658	17,429	4,289
Total cash and cash equivalents	51,498	44,735	37,219
Investment securities – trading	1,012	1,012	902
Federal Home Loan Bank Stock	13,551	14,580	16,856
Investment securities available for sale	179,304	203,557	196,925
Investment securities held to maturity	97,384	101,455	105,561
Loans held for sale	5,052	3,829	2,635
Loans receivable	1,049,464	1,045,232	1,081,789
Deferred fees and other discounts	(437)	(651)	(1,170)
Allowance for loan losses	(13,356)	(15,300)	(16,737)
Loans receivable, net	1,035,671	1,029,281	1,063,882
Accrued interest receivable	6,478	6,505	6,647
Property and equipment, net	11,119	10,820	10,064
Bank owned life insurance	11,695	11,591	11,483
Real estate owned	2,016	2,003	51
Core deposit intangible, net	11,858	12,401	12,975
Goodwill	94,072	94,072	94,072
Other assets	18,330	17,182	17,788
Total Assets	$1,539,040	$1,553,023	$1,577,060

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$877,432	$870,441	$855,526
Non-interest bearing deposits	160,302	158,195	162,864
Securities sold under agreements to repurchase	20,000	20,000	20,000
Advance payments by borrowers for taxes and insurance	3,396	2,414	4,776
Federal Home Loan Bank advances	220,816	245,664	282,717
Trust preferred securities	36,065	36,101	36,149
Accrued interest payable	2,068	2,137	2,205
Other liabilities	10,034	10,366	9,425
Total Liabilities	1,330,113	1,345,318	1,373,662

Total Stockholders’ Equity	208,927	207,705	203,398
Total Liabilities and Stockholders’ Equity	$1,539,040	$1,553,023	$1,577,060

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts)

	Three Months Ended
	December 31,
	2006	2005
INTEREST INCOME:
Loans	$17,220	$17,495
Investments securities and interest-bearing deposits	4,319	4,110
Total interest income	21,539	21,605
INTEREST EXPENSE:
Deposits	6,766	4,424
Securities sold under agreements to repurchase	253	243
Borrowings	3,075	3,304
Total interest expense	10,094	7,971
NET INTEREST INCOME	11,445	13,634
Provision for loan losses	—	207
Net interest income after provision for loan losses	11,445	13,427
OTHER INCOME:
Investment services income, net	858	681
Service charges and fees	1,311	1,301
Gain (loss) on sale of:
Loans	94	140
Available for sale securities	114	45
Gain on termination of interest rate corridor	804	—
Other	139	159
Total other income	3,320	2,326
OPERATING EXPENSES:
Salaries and employee benefits	6,065	5,560
Occupancy & equipment	1,979	1,372
Data processing	369	343
Advertising	568	358
Deposit insurance premiums	30	35
Amortization of intangible assets	543	587
Professional fees	549	510
Other	1,030	1,002
Total operating expenses	11,133	9,767
Income before income taxes	3,632	5,986
Income tax expense	1,093	2,109
NET INCOME	$2,539	$3,877
EARNINGS PER SHARE
Basic	$0.18	$0.27
Diluted	$0.17	$0.27
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,341,527	14,080,529
Diluted	14,611,849	14,408,318

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	December 31, 2006			December 31, 2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Total loans	$1,045,277	$17,342	6.49%	$1,064,890	$17,575	6.46%
Investment securities	326,999	4,383	5.24%	350,565	4,158	4.64%
Total interest-earning assets	1,372,276	21,725	6.19%	1,415,456	21,733	6.01%

Total deposits	1,026,826	6,766	2.61%	1,002,170	4,424	1.73%
Total borrowings	290,074	3,328	4.55%	370,431	3,547	3.80%
Total interest-bearing liabilities	1,316,900	10,094	3.04%	1,372,601	7,971	2.29%
Net interest income / net interest spread		$11,631	3.15%		$13,762	3.72%
Net interest margin			3.32%			3.80%
Ratio of average interest-earning assets to average interest-bearing liabilities			104%			102%
Tax equivalent adjustments		$186			$128

	Three-months Ended December 31,
	2006	2005
Average interest rate spread	3.15%	3.72%
Net interest margin – fully tax equivalent	3.32%	3.80%
Net interest margin – GAAP basis	3.26%	3.77%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	1.02
Non-performing assets to total assets	0.64%	0.37%
Return on average equity	4.69%	7.76%
Number of full-service offices at end of period	28	27

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.  A reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three months Ended December 31,
	2006			2005
	Interest Income	Tax Adjustment	Adjusted Income	Interest Income	Tax Adjustment	Adjusted Income
Loans	$17,220	$122	$17,342	$17,495	$80	$17,575
Investments	4,319	64	4,383	4,110	48	4,158
Total	$21,539	$186	$21,725	$21,605	$128	$21,733

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts)

	Six Months Ended
	December 31,
	2006	2005
INTEREST INCOME:
Loans	$34,934	$29,244
Investments securities and interest-bearing deposits	8,516	7,933
Total interest income	43,450	37,177
INTEREST EXPENSE:
Deposits	13,191	7,738
Securities sold under agreements to repurchase	508	304
Borrowings	6,083	6,284
Total interest expense	19,782	14,326
NET INTEREST INCOME	23,668	22,851
Provision for loan losses	(100)	720
Net interest income after provision for loan losses	23,768	22,131
OTHER INCOME:
Investment services income, net	1,606	1,030
Service charges and fees	2,753	2,128
Gain (loss) on sale of:
Loans	248	254
Available for sale securities	114	(976)
Gain on termination of interest rate corridor	804	—
Other	366	253
Total other income	5,891	2,689
OPERATING EXPENSES:
Salaries and employee benefits	11,580	9,970
Occupancy & equipment	3,888	2,281
Data processing	718	678
Advertising	895	511
Deposit insurance premiums	60	60
Amortization of intangible assets	1,118	765
Professional fees	1,081	1,163
Other	2,107	2,181
Total operating expenses	21,447	17,609
Income before income taxes	8,212	7,211
Income tax expense	2,559	2,408
NET INCOME	$5,653	$4,803
EARNINGS PER SHARE
Basic	$0.39	$0.38
Diluted	$0.39	$0.38
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,314,108	12,370,060
Diluted	14,596,314	12,691,503

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	For the Six Months Ended
	December 31, 2006			December 31, 2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Total loans	$1,054,458	$35,180	6.53%	$906,045	$29,376	6.34%
Investment securities	327,610	8,662	5.17%	352,891	8,355	4.63%
Total interest-earning assets	1,382,068	43,842	6.21%	1,258,936	37,731	5.86%

Total deposits	1,024,693	13,191	2.55%	874,126	7,739	1.76%
Total borrowings	301,786	6,591	4.33%	331,040	6,588	3.95%
Total interest-bearing liabilities	1,326,479	19,782	2.96%	1,205,166	14,326	2.36%
Net interest income / net interest spread		$24,060	3.25%		$23,404	3.50%
Net interest margin			3.41%			3.64%
Ratio of average interest- earning assets to average interest-bearing liabilities			104%			104%
Tax equivalent adjustments		$392			$554

	Six-months Ended
	December 31,
	2006	2005
Average interest rate spread	3.25%	3.50%
Net interest margin – fully tax equivalent	3.41%	3.64%
Net interest margin – GAAP basis	3.35%	3.55%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	1.04
Non-performing assets to total assets	0.64%	0.37%
Return on average equity	5.36%	5.67%
Number of full-service offices at end of period	28	27

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. A reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Six months Ended December 31,
	2006			2005
	Interest Income	Tax Adjustment	Adjusted Income	Interest Income	Tax Adjustment	Adjusted Income
Loans	$34,934	$246	$35,180	$29,244	$132	$29,376
Investments	8,516	146	8,662	7,933	422	8,355
Total	$43,450	$392	$43,842	$37,177	$554	$37,731